Exhibit 99.1

              VMSI Reports Strong Third-Quarter Results
                    Company Announces EPS of $0.19

    TUCSON, Ariz.--(BUSINESS WIRE)--Oct. 24, 2003--Ventana Medical Systems, Inc. (Nasdaq:VMSI), today reported sales of $32.0 million for the quarter ending September 30, 2003, an 18% increase over third-quarter 2002. Net income for the third quarter was $3.3 million compared to $0.5 million for the same period in 2002 which included a $1.2 million non-cash impairment charge associated with the September 2002 acquisition of Beckman Coulter's HPV business. Third quarter diluted earnings per share were $0.19, versus $0.03 in 2002. Pro-forma third quarter 2002 net income, which excluded the aforementioned charge, was $1.7 million or $0.10 per fully diluted share.

    THIRD-QUARTER 2003

    "Reagent revenues grew 25% versus last year's third quarter," commented Christopher Gleeson, Ventana's President and Chief Executive Officer. Gleeson went on to say, "Clinical placement rates were solid, with strong demand for our new BenchMark(R) XT systems in both North America and Europe following our full commercial launch across both geographies during the quarter. As anticipated, we have seen some slowing in capital purchases in the third quarter in our research business."
    Gross margin was 75% in the quarter versus 71% in the third quarter of 2002 reflecting the on-going revenue mix shift to consumables; volume based manufacturing efficiencies and pricing. R&D investment was $5.1 million, up 24% versus third-quarter 2002. This increase was driven primarily by the Company's aggressive new platform development programs for the histology market and also its reagent chemistry application initiatives for the histology, cytology and molecular discovery/research businesses.
    The Company generated $8.0 million in net cash flow for the quarter. Day's sales outstanding (DSO) and days sales in inventory
(DSI) were 65 and 98 respectively compared with 64 and 102 in the second quarter 2003 and 76 and 158 for the same period in 2002.
    The third quarter also saw the first public exhibition of the Company's new primary staining system at the European Congress of Anatomical Pathology. This system fully automates Hemotoxlyn and Eosin staining and cover-slipping in histology labs. It is expected to launch in the second half of 2004, taking Ventana into the largest staining segment of the histology market.

    YEAR-TO-DATE 2003

    Net sales for the nine months ended September 30, 2003 increased 26% to $94.7 million from $75.0 million for the same period in 2002. Consumable revenues grew by 28% year-over-year. Gross margins improved 307 basis points and R&D spending increased by 23%. Year-to-date net income of $8.0 million compared with $0.4 million last year which included the impairment charges arising from the HPV business acquisition in September 2002. Year-to-date income per share was $0.47 versus $0.03 for the comparable period last year. Pro-forma year-to-date 2002 net income, which excluded the aforementioned charge, was $1.6 million or $0.10 per fully diluted share.

    FOURTH-QUARTER CHARGES

    The Company has decided to re-locate its Pharma Services business to Tucson, close its Chicago reference lab business and exit certain other product lines and record fourth-quarter charges of approximately $6.3 million or $0.36 per fully diluted share. Approximately $5.7 million of the total charge relates to non-cash items associated with impairment charges to intangibles and other assets.
    Commenting on the decision, Gleeson said, "We believe customers will benefit from the acceleration in our ability to meet their needs through co-locating Ventana's previously Chicago-based Pharma Services business with our growing life sciences R&D team in Tucson." Commenting further on the non-cash charges resulting from the write-down of intangibles and other assets related to the 1996 and 1998 purchases of Biotek Solutions Inc. and Biotechnology Tools Inc. respectively, Gleeson went on to say that "These acquisitions provided a solid revenue contribution in the past and delivered the momentum we needed for early success in new market segments. However, our technology has improved rapidly since these transactions and it is now clear that the acquired technology and associated assets are not as valuable in today's environment."

    CALENDAR YEAR 2003 AND 2004 OUTLOOK

    The Company confirmed the guidance for 2003 it gave in its July 18, 2003 conference call advising that it expects that both reported revenue and earnings will be within the ranges of $128 - $129 million and $0.70 - $0.72 per share respectively excluding the aforementioned fourth quarter charges. Reported earnings per share, which include the fourth quarter charges, are expected to be in a range of $0.34 to $0.36.
    The Company also confirmed its earlier guidance for 2004, advising that it expects revenues to grow approximately 20% over 2003, operating margins to reach approximately 15% and earnings to fall within the current consensus range.

    CONFERENCE CALL

    Ventana will hold a conference call to discuss third-quarter 2003 results and the outlook for the full year at 10:00 a.m. EST on Friday, October 24, 2003. The call can be accessed live and will be available for replay over the Internet via www.viavid.net.

    Ventana develops, manufactures and markets instrument/reagent systems that automate tissue preparation and slide staining in clinical histology and drug discovery laboratories worldwide. Ventana's clinical systems are important tools used in the diagnosis and treatment of cancer and infectious diseases. Ventana's drug discovery systems are used to accelerate the discovery of new drug targets and evaluate the safety of new drug compounds.

    The news release contains certain forward-looking statements within the meaning of the Federal Securities laws. These forward-looking statements include, but are not limited to statements regarding our ability to grow sales, future income, and general financial performance expectations. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ, perhaps materially, from those anticipated or suggested by such forward-looking statements. These risks and uncertainties include without limitations risks associated with market acceptance of new automated histology products, continued success in asset management, continued improvements in our manufacturing efficiencies, on-schedule launches of our new products, currency exchange rate variability, competition and competitive pressures on pricing and general economic conditions in the United States and in the regions served by Ventana, and those risk factors contained in our periodic reports including Form 10-K for the year ended December 31, 2002, and all other Securities and Exchange Commission (SEC) filings. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at www.sec.gov. We undertake no obligation following the date of this release to update or revise our forward-looking statements or to update the reasons actual results could differ materially from those anticipated in forward-looking statements. We caution you not to place undue reliance upon any such forward-looking statements, which speak only as of the date such statements are made. We cannot guarantee any future operating results, activity, performance or achievement.

    Visit the Ventana Medical Systems, Inc. website at www.ventanamed.com.

    The Molecular Discovery Systems Division has its own website at www.ventanadiscovery.com.

    Financial Tables Follow


                     Ventana Medical Systems, Inc.
                 Condensed Consolidated Balance Sheets
                   (in thousands except share data)
                              (Unaudited)


                                           September 30,  December 31,
ASSETS                                          2003         2002
                                           ------------- -------------

Current assets:
   Cash and cash equivalents                $    35,794  $     18,708
   Trade accounts receivable, net                23,988        22,623
   Inventories                                   10,678        13,901
   Prepaid expenses                                 770           878
   Deferred tax assets                            2,359         2,386
   Other current assets                           1,222         1,210
                                           ------------- -------------
Total current assets                             74,811        59,706
Property and equipment, net                      43,435        43,777
Goodwill                                          2,804         2,804
Intangible assets, net                            7,721         8,819
Other assets                                      3,910         3,615
Deferred tax assets, net of current portion       6,421         6,416
                                           ------------- -------------
Total assets                                $   139,102  $    125,137
                                           ============= =============

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:

   Accounts payable                         $     8,563  $      8,446
   Other current liabilities                     13,390        12,230
                                           ------------- -------------
Total current liabilities                        21,953        20,676
Long term debt                                    2,322         2,357
Commitments and Contingencies
Stockholders' equity:
   Common stock - $.001 par value; 50,000
    shares authorized; 16,700 and 16,346 shares
    issued and outstanding at September 30, 2003
    and December 31, 2002, respectively              17            16
   Additional paid-in capital                   151,053       144,641
   Accumulated deficit                          (33,115)      (41,121)
   Accumulated other comprehensive loss            (878)         (832)
   Treasury stock - 80 shares and 40 shares
    at cost at September 30, 2003 and at
    December 31, 2002, respectively              (2,250)         (600)
                                           ------------- -------------
Total stockholders' equity                      114,827       102,104
                                           ------------- -------------
Total liabilities and stockholders' equity  $   139,102  $    125,137
                                           ============= =============


                     Ventana Medical Systems, Inc.
            Condensed Consolidated Statements of Operations
                 (in thousands except per share data)
                              (Unaudited)


                                 Three Months Ended  Nine Months Ended
                                   September 30,       September 30,
                                 -----------------   -----------------
                                    2003     2002      2003     2002
                                  -------  -------   -------- --------
Sales:
  Reagents and other              $25,436  $20,411   $74,338  $58,046
  Instruments                       6,524    6,676    20,333   16,974
                                  -------- --------  -------- --------
    Total net sales                31,960   27,087    94,671   75,020
Cost of goods sold                  7,861    7,989    25,715   22,684
                                  -------- --------  -------- --------
Gross profit                       24,099   19,098    68,956   52,336
Operating expenses:
  Research and development          5,057    4,075    14,224   11,546
  Selling, general and
   administrative                  15,207   13,060    45,515   37,698
  Amortization of intangible
   assets                             466      382     1,385    1,190
  Impairment charges and other
   expenses                             -    1,151         -    1,151
                                  -------- --------  -------- --------
Income from operations              3,369      430     7,832      751
Interest and other (expense)
 income                               (33)     108       350      174
                                  -------- --------  -------- --------
Income before taxes                 3,336      538     8,182      925
Provision for income taxes            (47)     (31)     (176)    (495)
                                  -------- --------  -------- --------
Net income                        $ 3,289  $   507   $ 8,006  $   430
                                  ======== ========  ======== ========
Per share data:
   Net income
          --Basic                 $  0.20  $  0.03   $  0.49  $  0.03
                                  ======== ========  ======== ========
          --Diluted               $  0.19  $  0.03   $  0.47  $  0.03
                                  ======== ========  ======== ========
Shares used in computing per
   share data:
          --Basic                  16,492   16,308    16,387   16,258
                                  ======== ========  ======== ========
          --Diluted                17,730   16,609    17,165   16,580
                                  ======== ========  ======== ========


                     Ventana Medical Systems, Inc.
            Condensed Consolidated Statements of Cash Flows
                            (in thousands)
                              (Unaudited)

                                                     Nine Months Ended
                                                       September 30,
                                                     -----------------
                                                        2003     2002
                                                      -------  -------
Operating activities:
Net income                                           $ 8,006  $   430
Adjustments to reconcile net income to cash
   provided by (used in) operating activities:
   Depreciation and amortization                       6,745    5,875
   Impairment charges and other expenses                   -    1,151
   Changes in operating assets and liabilities         2,958   (2,592)
                                                     -------- --------
Net cash provided by operating activities             17,709    4,864

Investing activities:
Purchase of property and equipment                    (5,018)  (6,586)
Purchase of intangible assets, net                      (287)  (1,250)
                                                     -------- --------
Net cash used in investing activities                 (5,305)  (7,836)

Financing activities:
Issuance of common stock                               6,413    3,824
Repayments of debt                                       (35)    (971)
Repurchase of common stock                            (1,650)       -
                                                     -------- --------
Net cash provided by financing activities              4,728    2,853
Effect of exchange rate change on cash                   (46)     126
                                                     -------- --------
Net increase in cash and cash equivalents             17,086        7
Cash and cash equivalents, beginning of period        18,708   12,280
                                                     -------- --------
Cash and cash equivalents, end of period             $35,794  $12,287
                                                     ======== ========

    CONTACT: Ventana Medical Systems, Inc., Tucson
             Christopher M. Gleeson, 520-229-3787
             Nick Malden, 520-229-3857